VOYA	Exhibit 16(a)(4)(k1) Voya Retirement Insurance and Annuity Company Home Office: [One Orange Way Windsor, CT 06095-4774] [1-800-525-4225] Herein called the Company.

Certificate of Group Annuity Coverage

To the Employee:

The Company certifies that coverage is in force for you under the stated Group Annuity Contract and Certificate numbers. All data shown here are taken from Company records and are based upon information furnished by you.

This Certificate is a summary of the Group Annuity Contract provisions. It replaces any and all prior certificates, riders, or amendments issued to you under the stated Contract and Certificate numbers.  This Certificate is for information only and is not a part of the Contract.

THE VARIABLE FEATURES OF THE GROUP CONTRACT ARE DESCRIBED IN PARTS III AND IV.

[Right to Cancel

You may cancel this Certificate within 10 days of receiving it, by returning this Certificate along with a written notice to the Company at the above address or to the agent from whom it was purchased. Within 7 days after it receives the notice of cancellation and this Certificate at its Home Office, the Company will return the entire consideration paid; plus any increase or minus any decrease in the cash value of any funds allocated to the Separate Account.]

/s/Charles P. Nelson	/s/Jennifer M. Ogren
President	Secretary

Contract Holder [CONTRACT HOLDER NAME]	Group Annuity Contract No. [CONTRACT NUMBER]

Your Name [PARTICIPANT NAME]	Certificate No. [CERTIFICATE NUMBER]

ALL PAYMENTS AND VALUES PROVIDED BY THE GROUP CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. [THIS CERTIFICATE CONTAINS A MARKET VALUE ADJUSTMENT FORMULA.  APPLICATION OF A MARKET VALUE ADJUSTMENT MAY RESULT IN EITHER AN INCREASE OR DECREASE IN THE CASH VALUE.  THE MARKET VALUE ADJUSTMENT FORMULA DOES NOT APPLY TO A GUARANTEED TERM AT THE TIME OF ITS MATURITY. ]

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Specifications

Guaranteed Interest Rate - Fixed Account

[The Company will add interest daily to all amounts held in the Fixed Account.  For each calendar year, the Company will set a minimum guaranteed annual interest rate which will apply to all amounts held in the Fixed Account during the calendar year.  This rate will never be less than an annual rate of [1% -3%].  This one year minimum guaranteed interest rate will be established prior to each calendar year and will be made available to the Contract Holder in advance of the calendar year.  The Company, in its discretion, may credit interest at a rate greater than this one year rate.  The Company will make available to the Contract Holder the rate currently being credited to amounts held in the Fixed Account.] (See 1.04.)

Surrender Fee

There will be a charge deducted for early surrender. (See 3.12.)

Deductions from the Separate Account

There will be deductions for mortality and expense risks and administrative fees. (See 3.06.)

Deductions from Purchase Payment(s)

Purchase Payment(s) are subject to a deduction for premium taxes, if any. (See 3.01.)

[Investment Selections Made by Participant at Enrollment

[List of investments initially selected by Participant at enrollment.]]

[Guaranteed Accumulation Account (GA Account)

Definitions

Deposit Period

A calendar month, a calendar quarter, or any other period of time specified by the Company during which Net Purchase Payment(s) and transfers are accepted into the GA Account for one or more Guaranteed Term(s).

Guaranteed Accumulation Account (GA Account)

An accumulation option which guarantees a stipulated rate of interest for stated periods of time. Amounts withdrawn before the end of the Guaranteed Term may be subject to a Market Value Adjustment.

Guaranteed Term (Term)

The period of time for which interest rates are guaranteed on Net Purchase Payment(s) and on transfers made into a Deposit Period of the GA Account.  Term(s) are offered at the Company's discretion for various lengths of time ranging up to and including ten years.

Matured Term Value

The amount available on a GA Account Term's Maturity Date.

Maturity Date

The last day of a GA Account Term.

Nonunitized Separate Account:

A separate account, established by the Company under Section 38a-433 of the Connecticut General Statutes, that holds assets for GA Account Guaranteed Terms of more than three years and, on and after September 1, 1998, amounts allocated or transferred to Guaranteed Terms of three years or less.  There are no discrete units for this Account.  The Contract Holder or Participant, as applicable, does not participate in the investment gain or loss from assets held in the Nonunitized Separate Account.  Such gain or loss is borne entirely by the Company. The assets of the Nonunitized Separate Account, to the extent of reserves and other contract liabilities, may not be charged with other Company liabilities.

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Guaranteed Accumulation Account (GA Account)

The GA Account guarantees stipulated rates of interest for stated periods of time (see Deposit Period above and (a) below). Amounts withdrawn before the end of a Guaranteed Term may be subject to a Market Value Adjustment (MVA) (see (e) below).

(a)	Guaranteed Term Classifications - The grouping of Terms according to their time to maturity. The following are the Classifications:

(1)	Short-Term: Terms of up to and including three years; or
(2)	Long-Term: Terms of greater than three years and up to and including ten years.

During a Deposit Period, the Company may make available one or more Term(s) within a Classification.  The Contract Holder or Participant, as applicable, has the option to allocate Net Purchase Payment(s) and transfers into any or all of the available Deposit Period Term(s).  If no specific direction is given, Net Purchase Payment(s) and transfers will go into available Term(s) on a pro rata basis within the Classification(s) previously chosen by the Contract Holder or Participant, as applicable.  At least one Term in the Short-Term Classification will be available each Deposit Period.

(b)

Guaranteed GA Account Interest Rates (Guaranteed Rates) - The Company will declare all interest rate(s) applicable to a specific Term at the start of the Deposit Period for that Term. These rate(s) are guaranteed by the Company for that Deposit Period and the ensuing Term and are not based on the actual investment experience of the underlying assets in the GA Account.  The Guaranteed Rates are annual effective yields.  The interest is credited daily at a rate that will produce the guaranteed annual effective yield over the period of a year.  No annual rate will ever be less than the minimum guaranteed interest rate set forth in the Contract.

For Term(s) of one year or less, one Guaranteed Interest Rate is set and announced for that full Term.  For other Terms, there may be two or more rates.  All of these rate(s) may be set and announced prior to the Deposit Period for that Term and will not be subject to change.

(c)

Withdrawals from GA Account - Full or partial surrenders may be requested at any time from the GA Account.  However, amounts withdrawn prior to the Maturity Date of a Term to satisfy a surrender request may be subject to an MVA (see (e) below).

Full and partial surrenders are satisfied by withdrawing amounts from each of the Fund(s), the Fixed Account, the GA Account Short-Term Classification and the GA Account Long-Term Classification on a pro rata basis.  However, the Contract Holder or Participant, as applicable, may specify a particular order in which investment options will be liquidated in order to satisfy a partial surrender request.

For purposes of withdrawals, Terms within the GA Account Short-Term and Long-Term Classifications are considered as two separate investment options.  Any withdrawal which is a surrender will be subject to the Maintenance Fee and Surrender Fee as appropriate.  Also, amounts will be removed within a GA Account Classification starting with the Term still in effect with the oldest Deposit Period.

Amounts may be transferred at any time subject to Contract specifications (see the Transfer of Current Value from the Funds or GA Account provision below).  Amounts transferred prior to the Maturity Date of a Term are subject to an MVA (see (e) below).  Amounts(s) will be removed within the elected Classification starting with the Term still in effect with the oldest Deposit Period.

During the Deposit Period and the 90 days following the close of the Deposit Period, any amounts applied to the GA Account during that Deposit Period may not be withdrawn unless due to:

(1)	A full or partial surrender;

(2)	A payment for an Annuity option; or

(3)	The Sum Payable at Death provision.

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(d)

Maturity Date/Reinvestment - For all GA Account Term(s), the Contract Holder or Participant, as applicable, will be mailed a notice at least 18 calendar days before a Term's Maturity Date.  This notice will contain the current Deposit Period's Guaranteed Rate(s), Term(s) and a projected Matured Term Value.

The Matured Term Value may be surrendered or transferred on the Term's Maturity Date without an MVA.  If no specific direction is given by the Contract Holder or Participant, as applicable, prior to the Maturity Date, each Matured Term Value will be reinvested in a Term of the same duration.  In the event that a Term of the same duration is unavailable, each Matured Term Value will automatically be reinvested in the next shortest Term available in the same Classification during the then-current Deposit Period.  If however, only one Term is available within the Classification, then the Matured Term Value will automatically be reinvested in that Term.  Within two business days after the Maturity Date, the Contract Holder or Participant, as applicable, will be mailed a confirmation statement.  This notice will state the Terms and Guaranteed Rates which will apply to the reinvested Matured Term Value.

During the calendar month following the Term's Maturity Date, one exception is allowed to the 90 day transfer restriction and MVA under (c) and (e).  This exception is applicable to each Matured Term Value plus any interest accrued thereon, provided no part of the Matured Term Value was transferred on the Maturity Date.

During this calendar month period, the Contract Holder or Participant, as applicable, may notify the Company's Home Office to transfer or surrender all or part of the Matured Term Value plus any interest accrued thereon from the GA Account without an MVA.  This provision only applies to the first such request received from the Contract Holder or Participant, as applicable, during this period for any Matured Term Value.  The Matured Term Value plus any interest accrued thereon may be transferred upon such request without an MVA to:

(1)	Any other Term(s) of the GA Account available in the then-current Deposit Period; or

(2)	Any other allowable Fund(s).

If no such notification is given, the Matured Term Value will remain subject to the terms and conditions of the new Term.  All surrender and transfer requests will be processed as of the date they are received in good order at the Company's Home Office.

If the Contract is issued under a tax deferred annuity Plan, the above notice will be sent to the Participant(s).

(e)	Market Value Adjustment (MVA) - There will be an MVA for a withdrawal from the GA Account before the end of a Term when the withdrawal is due to:

(1)	A transfer;

(2)	A full or partial surrender; or

(3)	A payment for an Annuity option.

The market value adjusted amount will be equal to the amount withdrawn multiplied by the following ratio:

(1 + i) x/365
(1 + j) x/365

Where:	i	is the Deposit Period Yield
	j	is the Current Yield
	x	is the number of days remaining, (computed from Wednesday of the week of withdrawal) in the Guaranteed Term.

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The Deposit Period Yield will be determined as follows:

(1)

At the close of the last business day of each week of the Deposit Period, a yield will be computed as the average of the yields on that day of U.S. Treasury Notes which mature in the last three months of the Guaranteed Term.

(2)

The Deposit Period Yield is the average of those yields for the Deposit Period.  If the withdrawal is made prior to the close of the Deposit Period, it is the average of those yields on each week preceding the withdrawal.

The Current Yield is the average of the yields on the last business day of the week preceding withdrawal on the same U.S. Treasury Notes included in the Deposit Period Yield.

In the event that no U.S. Treasury Notes which mature in the last three months of the Guaranteed Term exist, the Company reserves the right to use the U.S. Treasury Notes that mature in a following quarter.

For full and partial surrenders as well as transfers made from the GA Account due to the death of the Participant before Annuity payments begin, the amount withdrawn from the GA Account will be the greater of:

(1)

The aggregate MVA amount which is the sum of all market value adjusted amounts calculated due to a withdrawal of amounts (for surrender or transfer) from Term(s) prior to the end of those Term(s).  The aggregate MVA may be either positive or negative; or

(2)	The applicable portion of the Current Value in the GA Account.

The greater of the aggregate MVA amount or the applicable portion of the Current Value in the GA Account is applied to amounts withdrawn from the GA Account for payments under any Annuity option as provided in 4.06.

[Transfer of Current Value from the Funds or GA Account

Before an Annuity Option is elected, all or any portion of the Current Value may be transferred from any Fund(s) and/or GA Account, if applicable, to:

(a)	Any other allowable Fund;

(b)	To the Fixed Account; or

(c)	Term(s) of the GA Account available in the then-current Deposit Period.

Amounts in a specific GA Account Term cannot be transferred to the Deposit Period of another Term within the same Classification except at the Term's maturity (see (d) Maturity Date/Reinvestment provision in the Guaranteed Accumulation Account (GA Account) section above.)

Amounts applied to Classifications of the GA Account may not be transferred to the Fund(s) and/or to the Fixed Account during the Deposit Period or for 90 days after the close of the Deposit Period.

Transfers from Term(s) of the GA Account are subject to the withdrawal and MVA provisions (see (c) Withdrawals from GA Account and (e) Market Value Adjustment (MVA) provisions in the Guaranteed Accumulation Account (GA Account) section above.)

Twelve transfers of the Current Value can be made during a calendar year period.  The Transfer of any portion of the GA Account value at the Maturity Date of a Term is not counted for this purpose. The Company may allow additional transfers, each may be subject to a fee of up to $10.]]

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TABLE OF CONTENTS

I.	GENERAL DEFINITIONS

1.01	Annuitant ................................................................................................................................................	8
1.02	Annuity ...................................................................................................................................................	8
1.03	Employer.................................................................................................................................................	8
1.04	Fixed Account .........................................................................................................................................	8
1.05	Fixed Annuity .............................................................................................. ...........................................	8
1.06	Fund(s) ...................................................................................................................................................	8
1.07	General Account ....................................................................................................................................	8
1.08	Participant (You) ....................................................................................................................................	8
1.09	Plan ........................................................................................................................................................	8
1.10	Purchase Payments ...............................................................................................................................	8
1.11	Separate Account ..................................................................................................................................	9
1.12	Valuation Period .....................................................................................................................................	9
1.13	Variable Annuity .....................................................................................................................................	9

II.	GENERAL PROVISIONS

2.01	Change of Contract .................................................................................................................................	9
2.02	Non-Participating Contract ......................................................................................................................	9
2.03	Payments ................................................................................................................................................	9
2.04	Control of Contract ..................................................................................................................................	9
2.05	State Laws...............................................................................................................................................	10
2.06	Designation of Beneficiary ......................................................................................................................	10
2.07	Misstatements and Adjustments .............................................................................................................	10
2.08	Incontestability ........................................................................................................................................	10
2.09	Grace Period ...........................................................................................................................................	10
2.10	Plan Administration Subsidy ....................................................................................................................	11

III.	PURCHASE PAYMENT, CURRENT VALUE AND SURRENDER PROVISIONS

3.01	Net Purchase Payment(s) ......................................................................................................................	11
3.02	Contribution Limits ..................................................................................................................................	11
3.03	Individual Account ..................................................................................................................................	12
3.04	Maintenance Fee ....................................................................................................................................	12
3.05	Fund(s) Record Units - Separate Account .............................................................................................	12
3.06	Net Return Factor(s) - Separate Account .............................................................................................	12
3.07	Fund(s) Record Unit Value - Separate Account .....................................................................................	12
3.08	Current Value .........................................................................................................................................	13
3.09	Transfer of Current Value from the Fixed Account .................................................................................	13
3.10	Notice to You ..........................................................................................................................................	13
3.11	Sum Payable at Death (Before Annuity Payments Start) .......................................................................	13
3.12	Surrender Value ......................................................................................................................................	13
3.13	Direct Rollovers ......................................................................................................................................	14
3.14	Payment of Surrender Value ..................................................................................................................	14
3.15	Reinstatement .........................................................................................................................................	14
3.16	Withdrawal Restrictions Under the Code .................................................................................................	14
3.17	Required Distributions .............................................................................................................................	16
3.18	Loans .......................................................................................................................................................	16

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IV.	ANNUITY PROVISIONS

4.01	Choices to be Made ...............................................................................................................................	16
4.02	Terms of Annuity Options .......................................................................................................................	16
4.03	Death of Annuitant/Beneficiary ...............................................................................................................	17
4.04	Fund(s) Annuity Units - Separate Account..............................................................................................	17
4.05	Fund(s) Annuity Unit Value - Separate Account.....................................................................................	17
4.06	Annuity Options ......................................................................................................................................	18

V.	FEE SCHEDULE

5.01	Maintenance Fee ....................................................................................................................................	26
5.02	Surrender Fee ........................................................................................................................................	26
5.03	Lump-Sum Purchase Payment(s).............................................................................................................	26

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I.	GENERAL DEFINITIONS

1.01	Annuitant

A person on whose life an Annuity has been effected under the Contract.

1.02	Annuity

Payment of an income:

(a)	for the life of one or two persons;

(b)	for a stated period, or amount; or

(c)	for some mix of (a) and (b).

1.03	Employer

Employer means the common law entity that established the Plan under which the Contract was issued.  The Employer must be an organization described in Code Section 403(b)(1)(A).  If the Employer is a state or local government entity, the Employer includes all state or local government entities that are on a common payroll with the Employer to the extent eligible under Code Section 403(b)(1)(A).  The Employer also may include other Code Section 501(c)(3) entities that are under common control with the Employer, as determined under Treasury Regulation Section 1.414(c)-5.

1.04	Fixed Account

An accumulation option with a guaranteed minimum interest rate as described on the Specification page. The Company may credit a higher rate which is not guaranteed.

1.05	Fixed Annuity

An Annuity with payments which do not vary in amount.

1.06	Fund(s)

The open-end registered management investment companies (mutual funds) made available by the Company under the Contract.

1.07	General Account

The Account holding the assets of the Company, other than those assets held in the Separate Account.

1.08	Participant (You)

A person who participates in the Plan.  All references to "you" or "your" refer to a Participant.

1.09	Plan

The Employer's 403(b) plan pursuant to which the Contract is issued or, if applicable, any agreement under which information regarding the Contract and the Employer's 403(b) plan is shared as required by Section 1.403(b)-10(b)(2)(C) of the Treasury Regulations.  The Plan is the Contract Holder named on the cover page. The term includes all written documents describing the Plan. The Plan is not a part of the Contract. The Company is not bound by the terms of the Plan.

1.10	Purchase Payments

Payments made to the Company.

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1.11	Separate Account

An account which buys and holds shares of the Fund(s).  Income, gains or losses, realized or unrealized are credited or charged to this account without regard to other income, gains or losses of the Company.  The Company owns the assets held in a separate account and is not a trustee as to such amounts.  These accounts generally are not guaranteed and are held at market value.  The assets of such accounts, to the extent of reserves and other contract liabilities of the account, shall not be charged with other Company liabilities.

1.12	Valuation Period (Period)

The period of time from the end of one business day on the New York Stock Exchange to the end of the next business day.

1.13	Variable Annuity

An Annuity with payments which vary with the net investment results of a Separate Account.

II.	GENERAL PROVISIONS

2.01	Change of Contract

Only an authorized officer of the Company may change the terms of the Group Annuity Contract. The Company will notify the Contract Holder in writing at least 30 days before the effective date of any change. Any change will not affect the amount or terms of any Annuity which begins before the change.

2.02	Non-Participating Contract

You, your beneficiary or the Contract Holder will not have a right to share in the earnings of the Company.

2.03	Payments

The Company will make Annuity payments as and when due. The Company will make other payments within 7 days of receipt at its Home Office of a written claim for payment which is in good order, except as provided in 3.14.

2.04	Control of Contract

The Contract is between the Contract Holder and the Company only to satisfy the "purchase" requirements of Section 403(b)(1) of the Internal Revenue Code of 1986.  The Contract Holder has no right, title, or interest in the amounts held under the Contract either by reason of remitting Purchase Payments or applying for the Contract.

The Contract Holder shall notify the Company in writing of the applicability of Title I of the Employee Retirement Income Security Act of 1974 as amended by subsequent law including the Retirement Equity Act of 1984 (Act) to the Plan.  The Company shall rely on the Contract Holder's determination and representation of applicability.

The Contract is subject to the terms of the Plan, provided that the terms of the Plan do not expand the terms of the Contract and do not impose any responsibilities or duties on the Company greater than those set forth in the Contract.

To the extent provided for in the Treasury Regulations, the Employer and/or its designee is responsible for sharing with the Company information that is necessary for the Company to administer the Contract in accordance with the terms of the Plan, Code and the Treasury Regulations, including information necessary for the Company to satisfy its withholding and information reporting obligations under the Code with respect to the Contract.  Except to the extent otherwise agreed between the Company and the Employer and/or its designee, the Company shall share with the Employer and/or its designee information regarding the Contract that the Employer and/or its designee requests for purposes of ensuring adherence to the terms of the Plan.

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The Company shall rely upon the Employer's representations regarding the contents of the applicable Plan document, except as otherwise agreed to by the Company.  The Company shall rely upon instructions of the Employer and/or its designee in permitting contributions to and making distributions from the Contract (including distributions due to loans, annuity payouts, qualified domestic relations orders, hardship withdrawals and systematic distributions options) in accordance with the terms of the Plan.

Subject to the terms of the Plan, tax-free exchanges within the Plan and plan-to-plan transfers involving the Contract, including transfers to a governmental defined benefit plan to purchase permissive service credits within the meaning of Code Section 415(n), may be allowed to the extent permitted by law.

You own all amounts held in your Individual Account. You may make any choices allowed by the Contract for your Individual Account. Choices made under the Contract must be in writing. Until receipt of such choices in the Home Office of the Company, the Company may rely on any previous choices made. The Contract, this Certificate, and your Individual Account shall not be subject to the claims of any creditors. The Contract, this Certificate and your Individual Account are non-assignable and non-transferable within the meaning of Code Section 401(g). The Contract Holder will inform you as to when and where the Contract may be examined.

Your rights under the Contract are nonforfeitable.

2.05	State Laws

This Certificate complies with the laws of the State of New York. Any cash, death, or Annuity payments are equal to or greater than the minimum required by such laws. Annuity tables for legal reserve valuation shall be as required by state law. Such tables may be different from annuity tables used to determine Annuity payments.

2.06	Designation of Beneficiary

Your beneficiary shall be named by you and may be changed at any time. However, (as applicable pursuant to the terms of the Plan), if you are married on the date of your death and the named beneficiary is other than your then existing spouse, the Company shall disregard the named beneficiary if, upon your death:

(1)	You have not reached age 35; or

(2)	You have reached age 35, and the appropriate preretirement survivor benefit waiver and spousal consent form have not been submitted to the Company.

Any existing or future beneficiary designations not in conformance with this provision are null and void.

2.07	Misstatements and Adjustments

If the Company finds the age, or any other relevant facts to be misstated, the correct facts will be used to adjust payments. We reserve the right to obtain reimbursement, or to adjust future payments for any amount we overpaid.  We will pay the amount of any underpayment. Any such adjustment will not be credited or charged with interest.

2.08	Incontestability

The Company cannot cancel the Contract or this Certificate because of any error of fact on the application.

2.09	Grace Period

The Contract and this Certificate will remain in effect even if Purchase Payments are not continued.

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2.10	Plan Administration Subsidy

The Company and/or its affiliates may provide Plan administration services to the Employer.  Such services may be offered at no or reduced cost.  Also, the Company may subsidize all or a portion of the Employer's Plan administration expenses by paying certain costs associated with the Employer's Plan administration personnel and/or certain costs associated with a third party administrator engaged by the Employer to administer the Plan in accordance with its terms, the Code and the Treasury Regulations.  The Company shall have no obligation to agree to Plan administration subsidy requests, and unless otherwise agreed to in advance by the Company and the Employer, the Company may limit or terminate the subsidy with respect to an Employer's Plan at the Company's discretion. Plan administration subsidies will be paid only to the extent requested by the Employer and agreed to by the Company in writing.  The Company will determine the availability of a Plan administration subsidy on a basis that is not unfairly discriminatory.

III.	PURCHASE PAYMENT, CURRENT VALUE AND SURRENDER PROVISIONS

3.01	Net Purchase Payment(s)

The actual Purchase Payment less any state premium tax.

The Net Purchase Payment(s) will be credited to:

(a)	the Fixed Account;

(b)	the Fund(s) in which the Separate Account invests.

The Company must be told by you the percentage of the Net Purchase Payment(s) to be applied to each investment above.

During any calendar year, you may tell the Company to change the investment mix twelve times.  Should the Company allow additional changes, each may be subject to a fee of up to $10.

3.02	Contribution Limits

Contributions may not exceed the applicable limits under Code Sections 415 and 402(g).

Code Section 415 contains the maximum annual contribution limit for a Participant under a Code Section 403(b) plan and includes employer nonelective contributions (including matching contributions), Code Section 403(b) elective deferrals, and after-tax contributions.  Any amounts identified to be in excess of this limit that remain in the Contract shall be separately accounted for by the Company in accordance with Code Section 403(c).

Code Section 403(b) elective deferrals include employee pre-tax contributions and, to the extent permitted by the Plan and the Contract, any employee designated Roth contributions.

Elective deferral contributions made to the Contract and any other plans, contracts or arrangements of the Employer on your behalf may not exceed the limits of Code Section 402(g).  If the Company is notified that a contribution to the Contract has exceeded the limits of Code Section 402(g) or any other applicable Code section, the Company will, upon receipt of appropriate instruction, distribute such contribution plus any earnings or interest and less any losses to no later than April 15 of the year following the year of the excess contribution or as otherwise permitted under the Code.

Except in the case of a rollover contribution (as permitted by Code Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3), 457(e)(16)) and 402A(e)(1), or as a result of an intra-plan exchange or plan-to-plan transfer described in the Control of Contract section, contributions to the Contract must be made by the Employer.  The Employer may not make contributions after your death, except as permitted under Section 1.403(b)-4(d) of the Treasury Regulations.

To the extent allowed by the Plan, the Contract shall accept contributions that are considered rollover eligible amounts in accordance with Code Section 402(c)(4) from an eligible retirement plan described in Code Section 402(c)(8)(B).

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3.03	Individual Account

The Company will maintain an Individual Account for you.

The Individual Account may include a Participant Roth Account, which will be credited with Net Purchase Payments that represent Participant Roth after-tax salary reduction amounts pursuant to Code Section 402A, if any, and the portion of any transfer or rollover attributable to such amounts.

3.04	Maintenance Fee

The Maintenance Fee (see 5.01) will be deducted from the Current Value on each anniversary of your Individual Account effective date and upon surrender of your entire Individual Account.

We may deduct all or a portion of the Maintenance Fee applicable to the Contract, if any, from the Participant Roth Account.

Any portion of the Maintenance Fee deducted from the Fixed Account will not exceed the interest in excess of the minimum guaranteed interest rate shown on the Specifications page and Net Purchase Payments credited to the Fixed Account during the 12 months prior to the deduction.

3.05	Fund(s) Record Units - Separate Account

The portion of the Net Purchase Payment(s) applied to the Separate Account will determine the number of Fund(s) Record Units. This number is equal to a Net Purchase Payment divided by the Fund(s) Record Unit Value (see 3.06) for the Valuation Period in which the Purchase Payment is received in good order.

3.06	Net Return Factor(s) - Separate Account

The Net Return Factors are used to compute all Separate Account values and payments for any Fund.

The Net Return Factor for each Fund is equal to 1.0000000 plus the Net Return Rate.

The Net Return Rate is equal to:

(a)	The value of the shares of the Fund held by the Separate Account at the end of a Valuation Period; minus

(b)	the value of the shares of the Fund held by the Separate Account at the start of the Valuation Period; plus or minus

(c)	taxes (or reserves for taxes) on the Separate Account (if any); divided by

(d)	the total value of the Fund Record Units and Fund Annuity Units of the Separate Account (see 3.07 and 4.05) at the start of the Valuation Period; minus

(e)	a daily actuarial charge at an annual rate of 1.25% for annuity mortality and expense risks and profit; and a daily administrative charge which will not exceed .25% on an annual basis.

A Net Return Rate may be more or less than 0.

The value of a share of the Fund is equal to the net assets of the Fund divided by the number of shares outstanding.

The administrative charge may be changed annually except for amounts which have been used to purchase an annuity.

3.07	Fund(s) Record Unit Value - Separate Account

The Fund(s) Record Unit Value is computed by multiplying the Net Return Factor for the current Valuation Period by the Fund(s) Record Unit Value for the previous Period. The dollar value of the Fund(s) Record Unit, Separate Account assets, and Variable Annuity payments may go up or down due to investment gain or loss.

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3.08	Current Value

The Current Value is the value of your Individual Account at the end of a Valuation Period and is equal to:

(a)	Any amounts in the Fixed Account, including Fixed Account interest added by the Company; plus

(b)	The sum of any Separate Account Record Unit value(s); less

(c)	Any Maintenance Fee(s) due.

Current Value does not include amounts used to purchase an Annuity.

3.09	Transfer of Current Value from the Fixed Account

10% of the Current Value held in the Fixed Account may be transferred to any Fund(s). Such transfer will be:

(a)	without charge;

(b)	allowed once per calendar year;

(c)	not allowed under an Annuity Option.

The Company may, on a temporary basis, allow any larger percent to be transferred.

The Current Value of the Fixed Account, as used above, is the value when the request is received at the Home Office of the Company.

3.10	Notice to You

The Company will notify you each year of:

(a)	The value of any amounts held in:

(1)	the Fixed Account; and

(2)	the Fund(s) for the Separate Account; and

(b)	the number of any Fund(s) Record Units; and

(c)	the Fund(s) Record Unit Value(s); and

(d)	the Surrender Value of these amounts.

Such number or values will be as of a date no more than 60 days before the date of the notice.

3.11	Sum Payable at Death (Before Annuity Payments Start)

The Company will pay the Current Value to your beneficiary if:

(a)	You die before Annuity payments start; and

(b)	The notice of your death is received in good order by the Company.

The sum paid will be the Current Value on the date the notice is received at the Company's Home Office. Your beneficiary may choose to apply all or any portion of the payment to an Annuity Option (see Part IV).

If your beneficiary is the surviving spouse, the first Annuity payment or the lump sum payment may be deferred to a date not later than when you would have attained age 70 1/2 or such later date as may be allowed under Federal law or regulations. If the beneficiary is not your surviving spouse, all of the Current Value must either be applied to an Annuity Option within one year of your death or be paid to the beneficiary within 5 years of your death (see Part IV).  In no event may payments to any beneficiary under an Annuity Option extend beyond the life of the beneficiary or any period certain greater than the beneficiary's life expectancy.  If no beneficiary exists, the payment will be made to your estate.

3.12	Surrender Value

After deduction of the Maintenance Fee (if any), the Company will reduce the amount payable upon surrender of any portion of your Individual Account by a Surrender Fee. The Surrender Fee will be in accordance with the Surrender Fee table in 5.02.  The Surrender Fee will not exceed 9% of the Purchase Payments made to your Account.

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3.13	Direct Rollovers

You or, if you are deceased, your surviving spousal beneficiary (or your spouse or former spouse who is an alternate payee under a domestic relations order, as defined in Section 414(p) of the Code) who is entitled to an eligible rollover distribution may elect to have any portion of an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Plan paid directly to an eligible retirement plan (as defined in Section 402(c)(8)(B) of the Code) or paid directly to a Roth individual retirement annuity or a Roth individual retirement account as a qualified rollover contribution (as defined in Section 408A(e) of the Code), as specified by you, the beneficiary or spouse in a direct rollover. A distribution to a beneficiary who at the time of your death was neither your spouse nor your spouse or former spouse who is an alternate payee under a qualified domestic relations order may elect to have any portion of an eligible rollover distribution directly rolled over only to an individual retirement account or individual retirement annuity (IRA) that has been established on behalf of the beneficiary as an inherited IRA (within the meaning of Section 408(d)(3)(C) of the Code), to the extent permitted under the Plan.

3.14	Payment of Surrender Value

Under certain emergency conditions, the Company may defer payment:

(a)	for a period of up to 6 months (unless not allowed by state law); and

(b)	as provided by federal law.

3.15	Reinstatement

All or a portion of the proceeds of a full surrender of the Contract may be reinvested within 30 days after the surrender if allowed by law. Any Maintenance Fee and Surrender Fee charged at the time of surrender on the amount being reinvested will be included in the reinstatement. Amounts will be reinstated among the Fixed Account and Separate Account in the same proportion as they were at the time of surrender. The number of Record Units reinstated will be based on the Record Unit Value(s) next computed after receipt at the Company's Home Office of the reinstatement request and the amount to be reinvested.

Any Maintenance Fee which falls due after the surrender and before the reinstatement will be deducted from the amount reinstated.

Reinstatement is permitted only once.

3.16	Withdrawal Restrictions Under the Code

(a)

In General.  Distributions from the Contract shall be made only in accordance with the requirements of Code Section 403(b), the Treasury Regulations, and the Plan.  The Company has no responsibility to make any distribution (including distributions due to loans, Annuity payments, qualified domestic relations orders, hardship withdrawals and systematic distributions options) from the Contract until it has received instructions or information from the Employer and/or its designee in a form acceptable to the Company and necessary for the Company to administer the Contract in accordance with Code Section 403(b), the Treasury Regulations, and the Plan, including that the Company may require that the Contract Holder and/or the Participant certify and/or provide satisfactory proof that one of these conditions has been met before a surrender request will be considered to be in good order.

(b)

Restricted Elective Deferrals.  Restricted Elective Deferrals means (1) with respect to a Section 403(b) annuity contract, elective deferral contributions made after December 31, 1988, pursuant to a salary reduction agreement, and the earnings on such contributions and on amounts held as of December 31, 1988; and (2) with respect to amounts held under a Section 403(b)(7) custodial account that are contributed to the Contract pursuant to an intra-plan exchange or plan-to-plan transfer described in the Control of Contract section, elective deferral contributions made pursuant to a salary reduction agreement and the earnings on such contributions.  Unless otherwise indicated, Restricted Elective Deferrals include employee designated Roth contributions within the meaning of Code Section 402A(c)(1). Withdrawals and other distributions attributable to Restricted Elective Deferrals shall not be paid from the Contract unless the Participant has (1) reached age 59 1/2, (2) had a severance from employment, (3) died, (4) become disabled (within the meaning of Code Section 72(m)(7)), or (5) incurred a hardship (in which case such amounts shall be limited to actual salary deferral contributions, excluding earnings thereon).

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(c)

Employer Annuity Amounts.   Employer Annuity Amounts means amounts attributable to contributions made to an annuity contract under Code Section 403(b)(1) (including earnings thereon) that are not elective deferrals.  Employer Annuity Amounts do not include after-tax employee contributions or earnings thereon.  Withdrawals and other distributions attributable to Employer Annuity Amounts shall not be paid from the Contract earlier than the Participant's severance from employment or upon the prior occurrence of some event, such as after a fixed number of years, the attainment of a stated age, or disability, as provided in the Plan.

(d)

Employer Custodial Amounts.   Employer Custodial Amounts means amounts attributable to contributions made to a custodial account under Code Section 403(b)(7) (including earnings thereon) that are not elective deferrals, and which are contributed to the Contract pursuant to an intra-plan exchange or plan-to-plan transfer described in the Control of Contract section.  Withdrawals and other distributions attributable to Employer Custodial Amounts that are transferred or exchanged into the Contract shall not be paid from the Contract unless the Participant has (1) reached age 59 1/2, (2) had a severance from employment, (3) died, (4) become disabled (within the meaning of Code Section 72(m)(7)), or (5) incurred a hardship (in which case the portion of the Employer Custodial Amounts available for hardship shall be limited to the Employer Custodial Amount balance held as of December 31, 1988 provided such balance is separately accounted for by the Company.)

(e)

Separate Accounting.   If the Contract includes both Restricted Elective Deferrals and other contributions and the Restricted Elective Deferrals are not separately accounted for by the Company, distributions may not be made earlier than the later of (1) any date permitted under paragraph (b) above, and (2) any date permitted under paragraph (c) or paragraph (d) above, whichever is applicable, with respect to contributions that are not Restricted Elective Deferrals.

(f)

Exchanges and Transfers.   With respect to amounts exchanged or transferred to the Contract as described in the Control of Contract section, the Contract imposes distribution restrictions that are not less stringent than those imposed under the contract being exchanged or under the transfer or plan, whichever is applicable, in accordance with Section 1.403(b)-10(b)(2) of the Treasury Regulations.

(g)	Exceptions.

(1)

Notwithstanding any other provision in this section, withdrawals and other distributions are permitted to be paid from the Contract to the extent (a) allowed by applicable law, (b) described in the Contribution Limits section, (c) required by a qualified domestic relations order within the meaning of Section 414(p), or (d) the withdrawal is a qualified reservist distribution described in Code Section 72(t)(2)(G).

(2)

If the Employer informs the Company that the Plan has been terminated in accordance with Section 1.403(b)-10(a) of the Treasury Regulations, the Company shall distribute the Contract or the accumulated benefits thereunder in accordance with the requirements of Code Section 403(b) and the Treasury Regulations.

(3)

The withdrawal restrictions described in this section do not apply to amounts attributable to contributions that are eligible rollover distributions as described in Section 1.403(b)-10(d) of the Treasury Regulations and that have been separately accounted for by the Company.

(h)	Surrenders from Participant Roth Accounts - Exclusion from Income

A partial or full surrender from a Participant Roth Account will be excluded from income if it is a qualified distribution, which means:

(1)	the surrender occurs after the 5-taxable year period measured from the earlier of:

(i)

the first taxable year the Participant made a designated Roth Contribution to any designated Roth account established for the Participant under the same applicable retirement plan as defined in Code Section 402A, or

(ii)

if a rollover contribution was made from a designated Roth account previously established for the Participant under another applicable retirement plan, the first taxable year for which the Participant made a designated Roth contribution to such previously established account; and

(2)	the surrender occurs due to a death benefit distribution to a beneficiary, disability as defined by the Code, or after attainment of age 59 1/2.

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3.17	Required Distributions:

Distributions from the Contract must be made in accordance with the required minimum distribution rules of Code Sections 403(b)(10) and 401(a)(9) and may be taken in the form of an Annuity Option or other method permitted by the Contract and the Plan.  Distributions from and benefits under the Contract also must satisfy the requirements relating to incidental benefits under Section 1.401-1(b)(1)(ii) of the Treasury Regulations.

If the Participant does not request commencement of benefits as described above, the Company will not be responsible for compliance with the Code 401(a)(9) minimum distribution requirements and for any adverse tax consequences that may result.

3.18	Loans:

If permitted by the Plan, loans may be made under the Contract to the extent provided in the Contract or endorsements thereto, subject to the requirements of the Code, the Company's procedures and limitations in effect at the time the loan is requested or otherwise imposed by the Company.

IV.	ANNUITY PROVISIONS

4.01	Choices to be Made

The Company will pay the Current Value (minus any premium tax) as a premium for an Annuity under Option 4 with no guaranteed period. You may elect any other Annuity Option by telling the Company to pay all or any portion of the Current Value (minus any premium tax) as a premium for an Annuity under Option 2, 3, 4 or 5 (see 4.06). The first Annuity payment must generally be made no later than the first day of the month following your 75th birthday. The Company may be told to make the first Annuity payment during any prior month.

When an Option is chosen, the Company must also be told whether payments are to be made other than monthly and (except for Option 2) to pay:

(a)	a Fixed Annuity using the General Account; or

(b)	a Variable Annuity using any of the Fund(s) made available by the Company for Annuity purposes; or

(c)	a mix of (a) and (b).

If a Fixed Annuity is chosen, the Company will add interest daily at an annual rate no less than 3.5%. The Company may add interest daily at any higher rate.

If a Variable Annuity is chosen, an Assumed Annual Net Return Rate of 5% may be chosen. If not chosen, the Company will use an Assumed Annual Net Return Rate of 3.5%.

4.02	Terms of Annuity Options

(a)	When payments start, the age of the Annuitant plus the number of years for which payments are guaranteed must not exceed 95.

(b)

The present value of the expected payments to the Annuitant when payments start shall be more than 50% of the present value of the total expected payments to be made; this restriction does not apply if Option 5 is chosen and the second Annuitant is the spouse of the Annuitant.

(c)

No choice of any Annuity Option may be made and the Company may pay the Current Value in a lump sum if the Annuity payment would be less than $20 per month or if the total payments in a year would be less than $100 or if the Current Value of your Individual Account is less than $2,000.00. Such lump sum may not be reinstated.

(d)

If a Fixed Annuity under Option 3, 4 or 5 is chosen and a larger payment would result from applying the surrender value to a single premium immediate annuity currently offered by the Company to the same class of Annuitants, the Company will make the larger payment.

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(e)

Age, where used in the following tables, means age on the birthday closest to the date of the first payment.

The annuity rates for Options 4 and 5 are percentages blended of the male and female mortality rates from 1983 Table a, based upon Company experience. The annuity rates do not differ by sex.

(f)

Assumed Annual Net Return Rate is the interest rate used to determine the amount of the first Annuity payment under a Variable Annuity. The Separate Account must earn this rate plus enough to cover the mortality and expense risk and administrative fee charges if future Variable Annuity payments are to remain level.

4.03	Death of Annuitant/Beneficiary

When an Annuitant dies any remaining payments will be continued to the beneficiary. If the beneficiary is not a person or persons, the present value of any remaining payments will be paid in one sum. If no beneficiary exists, the present value of any remaining payments will be paid in one sum to the estate of the Annuitant.

If a beneficiary dies while under Option 1, or while receiving Annuity payments, the present value of any remaining payments will be paid in one sum to the estate of the beneficiary.

The interest rate used to determine the first payment will be used to calculate the present value.

4.04	Fund(s) Annuity Units - Separate Account

The number of Fund(s) Annuity Units is based on the amount of the first Variable Annuity payment which is equal to:

(a)	the portion of the Current Value (minus any premium tax) applied to pay a Variable Annuity; divided by

(b)	1,000; times

(c)	the payment rate for the Option chosen.

Such amount, or portion, of the variable payment will be divided by the Fund(s) Annuity Unit Value (see 4.05) on the tenth Valuation Period before the due date of the first payment to determine the number of Fund(s) Annuity Units. The number of Fund(s) Annuity Units remains fixed. Each future payment is equal to this number times the Fund(s) Annuity Unit Value on the tenth Valuation Period prior to the due date of the payment.

4.05	Fund(s) Annuity Unit Value - Separate Account

For any Valuation Period, the  Fund(s) Annuity Unit Value is equal to:

(a)	the Value for the previous Period; times

(b)	the Net Return Factor(s) (see 3.06) for the Period; times

(c)	a factor to reflect the Assumed Annual Net Return Rate.

The factor for 3.5% per year is .9999058; for 5% per year it is ..9998663.

The dollar value of the Fund(s) Annuity Unit Values and payments may go up or down due to investment gain or loss.

If Variable Annuity payments are not to decrease, the Company must earn a gross return on the assets of the Separate Account of:

4.75% on an annual basis, plus an annual return of up to .25% needed to offset the administrative charge set at the time Annuity payments commenced, if an Assumed Annual Net Return Rate of 3.5% is chosen; or,

6.25% on an annual basis, plus an annual return of up to .25% needed to offset the administrative charge set at the time Annuity payments commence, if an Assumed Annual Net Return Rate of 5% is chosen.

Payments shall not be changed due to changes in the mortality or expense results or administrative charges.

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4.06	Annuity Options

Option 1 - Payment of Interest on Sum Left with the Company - This Option may be used only by your beneficiary if you die before the Company has started paying an Annuity. A portion or all of the sum paid upon your death may be held under this Option and will be held in the General Account of the Company at interest (see 4.01). Your beneficiary may later tell the Company to:

(a)	pay a portion, or all, of the sum held by the Company; or

(b)	apply a portion, or all, of the sum held by the Company to any Annuity Option below.

Option 2 - Payments of a Stated Dollar Amount - This Option may only be elected as a Fixed Annuity. An Annuity of a chosen amount will be paid until no funds are left. The payments to be made in a year must be greater than $65 for each $1,000 applied to this Option, but cannot exceed an amount which would deplete the funds in less than 3 years. During any year, the Company reserves the right to make as a minimum payment an amount equal to 105% of the interest for that year.

Option 3 - Payments for a Stated Period of Time - An Annuity will be paid for the number of years chosen.

The number of years must be at least 3 and not more than 30.

If payments for this Option are made under a Variable Annuity, the present value of any remaining payments may be withdrawn at any time. If a withdrawal is requested within 3 years after the start of payments, it will be treated as a surrender (see 3.12).

Option 4 - Life Income - An Annuity will be paid for the life of the Annuitant. If also chosen, the Company will guarantee payments for 60, 120, 180, or 240 months.

Option 5 - Life Income for Two Payees - An Annuity will be paid during the lives of the Annuitant and a second Annuitant. At the death of either, payments will continue to the survivor. When this Option is chosen, a choice must be made of:

(a)	100% of the payment to continue to the survivor;

(b)	66 2/3% of the payment to continue to the survivor;

(c)	50% of the payment to continue to the survivor; or

(d)	Payments for a minimum of 120 months, with 100% of the payment to continue to the survivor.

Other Options - The Company may make other options available as allowed by the laws of the state in which the Contract is delivered.

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OPTION 3

PAYMENTS FOR A STATED PERIOD OF TIME

AMOUNT OF FIRST MONTHLY PAYMENT FOR EACH $1,000

AFTER DEDUCTION OF ANY CHARGE FOR PREMIUM TAXES

Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5%; and

Rates for a Variable Annuity with Assumed Net Return Rate of 3.5%

Years of Payments	Amount of Payments	Years of Payments	Amount of Payments	Years of Payments	Amount of Payments
3 4 5 6 7 8 9 10 11 12	$29.19 22.27 18.12 15.35 13.38 11.90 10.75 9.83 9.09 8.46	13 14 15 16 17 18 19 20 21	$7.94 7.49 7.10 6.76 6.47 6.20 5.97 5.75 5.56	22 23 24 25 26 27 28 29 30	$5.39 5.24 5.09 4.96 4.84 4.73 4.63 4.53 4.45

Rates for a Variable Annuity with Assumed Net Return Rate of 5%

Years of Payments	Amount of Payments	Years of Payments	Amount of Payments	Years of Payments	Amount of Payments
3 4 5 6 7 8 9 10 11 12	$29.80 22.89 18.74 15.99 14.02 12.56 11.42 10.51 9.77 9.16	13 14 15 16 17 18 19 20 21	$8.64 8.20 7.82 7.49 7.20 6.94 6.71 6.51 6.33	22 23 24 25 26 27 28 29 30	$6.17 6.02 5.88 5.76 5.65 5.54 5.45 5.36 5.28

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OPTION 4

LIFE INCOME

AMOUNT OF FIRST MONTHLY PAYMENT FOR EACH $1,000

AFTER DEDUCTION OF ANY CHARGE FOR PREMIUM TAXES

Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5%; and

Rates for a Variable Annuity with Assumed Net Return Rate of 3.5%

Payments Guaranteed for a Stated Period of Months

Age of Annuitant	None	60	120	180	240
50 51 52 53 54 55 56 57 58 59 60 61 62 63 64 65 66 67 68 69 70 71 72 73 74 75	$4.34 4.41 4.48 4.56 4.64 4.72 4.81 4.91 5.01 5.12 5.23 5.36 5.49 5.63 5.78 5.94 6.11 6.29 6.49 6.70 6.92 7.17 7.43 7.71 8.02 8.35	$4.34 4.40 4.47 4.55 4.63 4.71 4.80 4.89 4.99 5.10 5.21 5.33 5.45 5.59 5.73 5.89 6.05 6.22 6.41 6.60 6.81 7.04 7.27 7.53 7.80 8.08	$4.31 4.38 4.45 4.52 4.59 4.67 4.75 4.84 4.93 5.03 5.13 5.24 5.35 5.47 5.60 5.73 5.87 6.02 6.17 6.33 6.49 6.66 6.84 7.02 7.20 7.38	$4.27 4.33 4.40 4.46 4.53 4.60 4.67 4.75 4.83 4.92 5.00 5.09 5.19 5.28 5.38 5.48 5.58 5.69 5.79 5.90 6.00 6.10 6.20 6.30 6.39 6.48	$4.22 4.27 4.32 4.38 4.44 4.50 4.56 4.62 4.69 4.75 4.82 4.88 4.95 5.02 5.08 5.15 5.21 5.27 5.33 5.38 5.43 5.48 5.52 5.55 5.59 5.62

Rate for ages not shown will be provided on request and will be computed on a basis consistent with the rates in the above tables.

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OPTION 4

LIFE INCOME

AMOUNT OF FIRST MONTHLY PAYMENT FOR EACH $1,000

AFTER DEDUCTION OF ANY CHARGE FOR PREMIUM TAXES

Rates for a Variable Annuity with Assumed Net Return Rate of 5.0%

Payments Guaranteed for a Stated Period of Months

Age of Annuitant	None	60	120	180	240
50 51 52 53 54 55 56 57 58 59 60 61 62 63 64 65 66 67 68 69 70 71 72 73 74 75	$5.26 5.33 5.40 5.47 5.54 5.63 5.71 5.80 5.90 6.01 6.12 6.24 6.37 6.51 6.66 6.82 6.99 7.17 7.36 7.57 7.80 8.05 8.31 8.59 8.90 9.23	$5.25 5.32 5.38 5.45 5.53 5.61 5.69 5.78 5.88 5.98 6.09 6.21 6.33 6.46 6.60 6.75 6.91 7.08 7.27 7.46 7.67 7.89 8.13 8.38 8.64 8.93	$5.22 5.28 5.34 5.41 5.48 5.56 5.63 5.72 5.81 5.90 6.00 6.10 6.21 6.33 6.45 6.57 6.71 6.85 6.99 7.15 7.30 7.47 7.64 7.81 7.99 8.16	$5.17 5.23 5.29 5.35 5.41 5.47 5.54 5.61 5.69 5.77 5.85 5.93 6.02 6.11 6.20 6.30 6.39 6.49 6.59 6.69 6.78 6.88 6.97 7.06 7.15 7.23	$5.11 5.15 5.20 5.26 5.31 5.36 5.42 5.47 5.53 5.59 5.65 5.71 5.77 5.83 5.89 5.95 6.01 6.06 6.12 6.17 6.21 6.25 6.29 6.33 6.36 6.38

Rates for ages not shown will be provided on request and will be computed on a basis consistent with the rates in the above tables.

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OPTION 5

LIFE INCOME FOR TWO PAYEES

JOINT AND LAST SURVIVOR ANNUITY

100% TO THE SURVIVOR

NO MINIMUM PERIOD

AMOUNT OF FIRST MONTHLY PAYMENT FOR EACH $1,000

AFTER DEDUCTION OF ANY CHARGE FOR PREMIUM TAXES

Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5%; and

Rates for a Variable Annuity with Assumed Net Return Rate of 3.5%

Age of Second Annuitant

Age of Annuitant	45	50	55	60	65	70	75	80	85
45 50 55 60 65 70 75 80 85	$3.69 3.75 3.81 3.84 3.87 3.90 3.91 3.92 3.92	$3.75 3.89 3.97 4.04 4.09 4.13 4.15 4.17 4.18	$3.81 3.97 4.16 4.27 4.35 4.42 4.47 4.50 4.51	$3.84 4.04 4.27 4.51 4.66 4.78 4.86 4.92 4.95	$3.87 4.09 4.35 4.66 4.99 5.19 5.35 5.46 5.53	$3.90 4.13 4.42 4.78 5.19 5.67 5.95 6.17 6.31	$3.91 4.15 4.47 4.86 5.35 5.95 6.64 7.04 7.34	$3.92 4.17 4.50 4.92 5.46 6.17 7.04 8.04 8.63	$3.92 4.18 4.51 4.95 5.53 6.31 7.34 8.63 10.05

Rates for a Variable Annuity with Assumed Net Return Rate of 5%

Age of Second Annuitant

Age of Annuitant	45	50	55	60	65	70	75	80	85
45 50 55 60 65 70 75 80 85	$4.63 4.68 4.73 4.77 4.80 4.82 4.84 4.85 4.86	$4.68 4.80 4.88 4.95 5.00 5.04 5.06 5.08 5.10	$4.73 4.88 5.04 5.15 5.24 5.30 5.35 5.39 5.41	$4.77 4.95 5.15 5.37 5.52 5.63 5.72 5.79 5.83	$4.80 5.00 5.24 5.52 5.83 6.04 6.20 6.31 6.39	$4.82 5.04 5.30 5.63 6.04 6.49 6.77 6.99 7.15	$4.84 5.06 5.35 5.72 6.20 6.77 7.45 7.86 8.16	$4.85 5.08 5.39 5.79 6.31 6.99 7.86 8.84 9.43	$4.86 5.10 5.41 5.83 6.39 7.15 8.16 9.43 10.86

Rates for ages not shown will be provided on request and will be computed on a basis consistent with the rates in the above tables.

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OPTION 5

LIFE INCOME FOR TWO PAYEES

JOINT AND LAST SURVIVOR ANNUITY

66 2/3% TO THE SURVIVOR

NO MINIMUM PERIOD

AMOUNT OF FIRST MONTHLY PAYMENT FOR EACH $1,000

AFTER DEDUCTION OF ANY CHARGE FOR PREMIUM TAXES

Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5%; and

Rates for a Variable Annuity with Assumed Net Return Rate of 3.5%

Age of Second Annuitant

Age of Annuitant	45	50	55	60	65	70	75	80	85
45 50 55 60 65 70 75 80 85	$3.94 4.05 4.18 4.32 4.48 4.66 4.84 5.02 5.19	$4.05 4.20 4.35 4.51 4.69 4.89 5.09 5.30 5.49	$4.18 4.35 4.54 4.73 4.95 5.18 5.42 5.65 5.87	$4.32 4.51 4.73 4.99 5.25 5.53 5.82 6.11 6.37	$4.48 4.69 4.95 5.25 5.61 5.97 6.33 6.69 7.02	$4.66 4.89 5.18 5.53 5.97 6.49 6.96 7.43 7.88	$4.84 5.09 5.42 5.82 6.33 6.96 7.73 8.39 9.02	$5.02 5.30 5.65 6.11 6.69 7.43 8.39 9.54 10.46	$5.19 5.49 5.87 6.37 7.02 7.88 9.02 10.46 12.15

Rates for a Variable Annuity with Assumed Net Return Rate of 5%

Age of Second Annuitant

Age of Annuitant	45	50	55	60	65	70	75	80	85
45 50 55 60 65 70 75 80 85	$4.87 4.99 5.12 5.27 5.44 5.64 5.86 6.09 6.30	$4.99 5.12 5.26 5.43 5.63 5.85 6.09 6.33 6.57	$5.12 5.26 5.44 5.63 5.85 6.11 6.38 6.65 6.92	$5.27 5.43 5.63 5.87 6.14 6.44 6.75 7.07 7.38	$5.44 5.63 5.85 6.14 6.49 6.84 7.23 7.62 8.00	$5.64 5.85 6.11 6.44 6.84 7.35 7.84 8.34 8.83	$5.86 6.09 6.38 6.75 7.23 7.84 8.60 9.28 9.93	$6.09 6.33 6.65 7.07 7.62 8.34 9.28 10.42 11.35	$6.30 6.57 6.92 7.38 8.00 8.83 9.93 11.35 13.04

Rates for ages not shown will be provided on request and will be computed on a basis consistent with the rates in the above tables.

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OPTION 5

LIFE INCOME FOR TWO PAYEES

JOINT AND LAST SURVIVOR ANNUITY

50% TO THE SURVIVOR

NO MINIMUM PERIOD

AMOUNT OF FIRST MONTHLY PAYMENT FOR EACH $1,000

AFTER DEDUCTION OF ANY CHARGE FOR PREMIUM TAXES

Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5%; and

Rates for a Variable Annuity with Assumed Net Return Rate of 3.5%

Age of Second Annuitant

Age of Annuitant	45	50	55	60	65	70	75	80	85
45 50 55 60 65 70 75 80 85	$4.07 4.22 4.40 4.61 4.87 5.17 5.49 5.84 6.18	$4.22 4.37 4.56 4.79 5.06 5.39 5.75 6.13 6.51	$4.40 4.56 4.76 5.00 5.31 5.66 6.06 6.49 6.91	$4.61 4.79 5.00 5.27 5.61 6.01 6.46 6.95 7.43	$4.87 5.06 5.31 5.61 5.99 6.44 6.96 7.54 8.11	$5.17 5.39 5.66 6.01 6.44 6.99 7.61 8.29 9.00	$5.49 5.75 6.06 6.46 6.96 7.61 8.43 9.29 10.17	$5.84 6.13 6.49 6.95 7.54 8.29 9.29 10.54 11.71	$6.18 6.51 6.91 7.43 8.11 9.00 10.17 11.71 13.57

Rates for a Variable Annuity with Assumed Net Return Rate of 5%

Age of Second Annuitant

Age of Annuitant	45	50	55	60	65	70	75	80	85
45 50 55 60 65 70 75 80 85	$5.01 5.15 5.33 5.56 5.83 6.17 6.55 6.98 7.40	$5.15 5.29 5.48 5.71 6.01 6.36 6.78 7.23 7.68	$5.33 5.48 5.66 5.91 6.23 6.61 7.05 7.54 8.05	$5.56 5.71 5.91 6.16 6.51 6.93 7.42 7.96 8.53	$5.83 6.01 6.23 6.51 6.87 7.34 7.89 8.51 9.16	$6.17 6.36 6.61 6.93 7.34 7.87 8.51 9.23 10.00	$6.55 6.78 7.05 7.42 7.89 8.51 9.33 10.20 11.14	$6.98 7.23 7.54 7.96 8.51 9.23 10.20 11.44 12.64	$7.40 7.68 8.05 8.53 9.16 10.00 11.14 12.64 14.51

Rates for ages not shown will be provided on request and will be computed on a basis consistent with the rates in the above tables.

GTCC-HD(XC)-16	24

OPTION 5

LIFE INCOME FOR TWO PAYEES

JOINT AND LAST SURVIVOR ANNUITY

100% TO THE SURVIVOR

120 MONTHS MINIMUM PERIOD

AMOUNT OF FIRST MONTHLY PAYMENT FOR EACH $1,000

AFTER DEDUCTION OF ANY CHARGE FOR PREMIUM TAXES

Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.5%; and

Rates for a Variable Annuity with Assumed Net Return Rate of 3.5%

Age of Second Annuitant

Age of Annuitant	45	50	55	60	65	70	75	80	85
45 50 55 60 65 70 75 80 85	$3.69 3.75 3.80 3.84 3.87 3.89 3.91 3.91 3.92	$3.75 3.89 3.97 4.04 4.09 4.13 4.15 4.16 4.17	$3.80 3.97 4.15 4.26 4.35 4.41 4.46 4.48 4.49	$3.84 4.04 4.26 4.50 4.65 4.76 4.84 4.89 4.91	$3.87 4.09 4.35 4.65 4.98 5.17 5.31 5.41 5.46	$3.89 4.13 4.41 4.76 5.17 5.62 5.87 6.05 6.15	$3.91 4.15 4.46 4.84 5.31 5.87 6.48 6.79 6.98	$3.91 4.16 4.48 4.89 5.41 6.05 6.79 7.50 7.83	$3.92 4.17 4.49 4.91 5.46 6.15 6.98 7.83 8.50

Rates for a Variable Annuity with Assumed Net Return Rate of 5%

Age of Second Annuitant

Age of Annuitant	45	50	55	60	65	70	75	80	85
45 50 55 60 65 70 75 80 85	$4.63 4.68 4.73 4.77 4.80 4.82 4.84 4.85 4.85	$4.68 8.80 4.88 4.94 4.99 5.03 5.06 5.07 5.08	$4.73 4.88 5.04 5.14 5.23 5.29 5.34 5.37 5.38	$4.77 4.94 5.14 5.37 5.51 5.62 5.70 5.75 5.78	$4.80 4.99 5.23 5.51 5.82 6.00 6.15 6.24 6.30	$4.82 5.03 5.29 5.62 6.00 6.44 6.68 6.86 6.96	$4.84 5.06 5.34 5.70 6.15 6.68 7.27 7.57 7.76	$4.85 5.07 5.37 5.75 6.24 6.86 7.57 8.26 8.58	$4.85 5.08 5.38 5.78 6.30 6.96 7.76 8.58 9.23

Rates for ages not shown will be provided on request and will be computed on a basis consistent with the rates in the above tables.

GTCC-HD(XC)-16	25

V. FEE SCHEDULE

TAX DEFERRED ANNUITY PLAN

5.01	Maintenance Fee

The Maintenance Fee will be $[20].

5.02	Surrender Fee

During the Accumulation Phase, we may deduct a Surrender Fee from the Individual Account value withdrawn.  The charge, if any, is a percentage of the amount withdrawn from the Funds and/or the Fixed Account. For each surrender from your Individual Account, the Surrender Fee will vary according to the period of time between the effective date of the Individual Account and the date of surrender as follows:

If the Period of Time Is	Surrender Fee

Less than 5 years 5 years or more but less than 7 years 7 years or more but less than 9 years 9 years or more but less than 10 years	5% 4% 3% 2%
After 10 years from the effective date of your Individual Account, the Surrender Fee shall reduce to 0%.

No Surrender Fee is deducted from any portion of your Individual Account which is paid:

(1)	At your death before Annuity payments start; or

(2)	As a premium for an Annuity under the Contract; or

(3)	After you have reached age 59 1/2 and 9 or more years have elapsed since the Individual Account was established.

Any Surrender Fee that is applicable to a surrender will apply in the same manner to a surrender of amounts attributable to the same type of payment made to a Participant Roth Account.

5.03	Lump-Sum Purchase Payment(s)

In addition to any Purchase Payments stated to be made to the Contract, a lump-sum Purchase Payment(s), of not less than a minimum amount stated by the Company, may be made on behalf of one or more Participants, as appropriate.  The Company will maintain an Individual Account for each lump-sum payment.  The terms of the Contract shall apply to any lump-sum payment except that:

1.	A Maintenance Fee will not be deducted from an Individual Account maintained pursuant to a lump-sum payment; and

2.

For each surrender from an Individual Account maintained pursuant to a lump-sum payment, the Surrender Fee will vary according to the period of time between the effective date of the Individual Account and the date of surrender as follows:

If the Period of Time is	Surrender Fee

5 years or less

More than 5 years but not more than 6 years

More than 6 years but not more than 7 years

More than 7 years but not more than 8 years

More than 8 years but not more than 9 years

More than 9 years

5% 4% 3% 2% 1% 0%

GTCC-HD(XC)-16	26

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VOYA

Voya Retirement Insurance and Annuity Company

Home Office: [One Orange Way

Windsor, CT 06095-4774]

[PO Box 990065

Hartford, CT 06199-0065]

[1-800-525-4225]

CERTIFICATE OF GROUP ANNUITY COVERAGE

ALL PAYMENTS AND VALUES PROVIDED BY THE CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

GTCC-HD(XC)-16